UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SIMON PROPERTY GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Simon Property Group, Inc.

Annual Meeting of Stockholders

May 17, 2012

Supplemental Information Regarding

Advisory Vote on Executive Compensation and

Proposed Amendment of Equity Plan

Dear Fellow Stockholders:

We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors on all proposals.  In particular, we request your support on Proposal 2, Annual Advisory Vote to Approve Executive Compensation (“Say on Pay”) and Proposal 4, Approval of Amended and Restated 1998 Stock Incentive Plan (the “1998 Plan”). By now you should have received our Proxy Statement or Notice of Internet Availability which explains how to access our Proxy Statement.  You can also view our Proxy Statement under the Investors tab at www.simon.com.

ISS Proxy Advisory Services (“ISS”) has recently recommended that its clients vote against both the Say-on-Pay and the 1998 Plan proposals.  We believe the ISS recommendations ignore our size, growth and performance relative to our peers and the pay-for-performance features imbedded in our executive compensation program, including the 2011 retention award granted to our CEO, David Simon.

Our long-term record of creating stockholder value leads our industry and is among the best in all of corporate America.  This value creation is directly and demonstrably a result of David Simon’s leadership. He is recognized as the best CEO in our business and that is why your Board of Directors believed it was critical to retain David Simon as the Company’s CEO for the foreseeable future. In July 2011, the Company entered into a retention arrangement that was designed to secure his services and align his interests with our stockholders for at least the next eight years.

OUR PERFORMANCE UNDER DAVID SIMON’S LEADERSHIP

•                                          Our cumulative total stockholder return for the last ten years was 597% compared to 58% for the S&P 500 and 172% for the MSCI U.S. REIT Index.

•                                          We are in the top 7% of all S&P 500 companies in total stockholder return during this period.

•                                          We have generated an aggregate annual return to our stockholders of 27.8% per year for the last 15 years, placing us in the top 10% of all S&P 500 companies during this period.

•                                          Over the past 15 years, all while David Simon has been our CEO, only six other current S&P 500 companies have produced a better total return to stockholders with the same CEO at the helm.

•                                          We have the highest investment grade ratings among public U.S. retail real estate companies.

•                                          We are the only real estate company in the S&P 100.

•                                          The Company’s equity market capitalization has increased from $2 billion in January 1995, when David Simon was appointed Chief Executive Officer, to $57 billion as of May 3, 2012.

•                                          Under David Simon’s leadership the Company has led the consolidation of the retail real estate sector with more than $33 billion of acquisitions, including the completion of two major transactions totaling $3.5 billion in the first quarter of 2012.

This outperformance has continued since the July 2011 retention award date.

•                                          Our closing stock price on July 6, 2011 (the date the Company entered into David Simon’s retention agreement) was $120.23/share and our closing price on May 3, 2012 was $155.51/share, an increase of 29.3%.

•                                          The Company has increased its quarterly dividend three times since July 6, 2011 to an annualized amount of $4/share which is the highest dividend rate ever paid by the Company and 25% higher than the dividend rate prior to the retention award.

•                                          Total stockholder return for this approximate ten month period was 32.3%, as compared to 5.7% for the S&P 500 and 9.1% for the MSCI REIT indices.

OUR RETENTION ARRANGEMENT WITH DAVID SIMON

The retention award is aligned with stockholders’ interests and is at-risk

•                                          David Simon is widely recognized as a top CEO having been named among Forbes Magazine’s 25 Top Gun CEOs in 2009, the #1 CEO in the Real Estate Industry by Institutional Investor Magazine 2009-2012, and one of the top 50 global CEOs for the decade 2000-2010 by Harvard Business Review.

•                                          The retention award is part of an eight year employment agreement with David Simon which is intended to ensure that one of America’s best CEOs will lead the Company until at least 2019 when Mr. Simon will be 58 years of age, rather than pursuing other employment opportunities.  We are expensing annually the cost of the retention award over its eight year term as required by U.S. GAAP.  We believe treating the full value of the award as 2011 compensation, as ISS does in its pay-for-performance analysis, does not properly reflect the eight year term of our agreement with David Simon.

•                                          The annual cost, which is non-cash, is fifty-five one-hundredths of one percent (0.55%) of the Company’s currently estimated 2012 funds from operations.

•                                          The number of share equivalents included in the award represents less than twenty-eight one-hundredths of one percent (0.28%) of the total current outstanding common stock and units of the Company and the Operating Partnership.

•                                          If David Simon resigns without good reason prior to the end of the sixth year after the retention award (prior to July 6, 2017), he would forfeit the entire retention award.  If such a resignation occurred after that date but before July 6, 2019, he would forfeit a substantial portion of the retention award.

•                                          Over 90% of David Simon’s annual target compensation will continue to be at-risk and will be realized only if performance conditions and long-term service-based vesting requirements are met.

•                                          The Company’s outstanding performance since the retention award was made in July, 2011 further supports the decision by the Compensation Committee of our Board to grant the award and retain David Simon as our CEO.

OUR 1998 INCENTIVE STOCK PLAN

•                                          The proposal is for an additional 6 million shares under the 1998 Plan, or approximately 1.6% of shares and units outstanding. This is less than one-half of the maximum allowable under ISS guidelines.

•                                          Our three year average annual burn rate is 0.15% of fully diluted shares outstanding. This burn rate is far less than our peer group.

•                                          Long-term incentives represent a significant element of the Company’s executive compensation program. Equity is used to directly align our executives’ interests with the long-term interests of stockholders. It has worked well for the Company, our stockholders and our executives. For the reasons explained above, we do not agree that David Simon’s retention award causes a pay-for-performance disconnect, and the balance of our compensation program clearly aligns pay and performance.

•                                          The “disconnect” that ISS reports is a result of including the full value of Mr. Simon’s one-time retention award as compensation paid entirely in 2011.  As explained above and more fully in the Proxy Statement, the Compensation Committee of our Board approved the retention award as part of a new employment arrangement that is intended to secure Mr. Simon’s continued service as our CEO for at least the next eight years.  ISS policy considers our stock performance over a multi-year period; similarly, CEO compensation should be reviewed on more than a single year-over-year basis.

We urge stockholders to review our Proxy Statement, including the CD&A, and form their own opinions as to how Mr. Simon’s multi-year retention award should be considered when evaluating our pay-for-performance.  If you have any questions, comments or would like additional information, please contact Steve Sterrett, our Chief Financial Officer, at (317) 685-7363.

Your vote is important.  We urge you to vote FOR the advisory vote to approve the compensation to our named executive officers for 2011 and FOR the proposal to amend and restate the 1998 Plan.